UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		July 12, 2009

AURORA OIL & GAS CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	000-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI		49684
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03                      Bankruptcy or Receivership.

On July 12, 2009, Aurora Oil & Gas Corporation (the “Company”) and the Company’s subsidiary, Hudson Pipeline & Processing Co., LLC (together, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Western District of Michigan (the “Court”).  The Company’s case is 09-08254(SWD).

The Debtors will continue to operate their business as “debtors-in-possession” in accordance with sections 1107 and 1108 and other applicable provisions of the Bankruptcy Code and subject to the requirements of the Bankruptcy Code, which include court approval of matters outside the ordinary course of business.  No trustee, examiner, or official committee has been appointed.

The Debtors have worked diligently to facilitate a global restructuring transaction, including entering into several amendments and forbearance agreements with BNP Paribas (“BNP”) and the lenders under the Senior Secured Credit Facility and D.E. Shaw Laminar Portfolios, LLC (“Laminar”) and the lenders under the Second Lien Term Loan.  The Debtors have not yet been able to obtain agreement on the terms of such a restructuring and intend to utilize the bankruptcy process to attempt to achieve a consensual restructuring or some other appropriate alternative.

Item 2.04                      Triggering Events That Accelerate or Increase a Direct Financial Obligation.

The disclosure under Item 1.03 of this report is incorporated herein by reference.

Senior Secured Credit Facility

The filing of voluntary petition by the Company for relief under Chapter 11 constituted an event of default under the amended and restated senior secured credit facility dated August 20, 2007 between the Company, BNP and the lenders under the senior secured credit facility (“Senior Secured Credit Facility”).   Under the terms of the Senior Secured Credit Facility, BNP and the lenders have the right to declare the outstanding obligation of approximately $70 million (plus accrued and unpaid interest and other asserted charges) to be due and payable in full.  The Company did not pay interest in the approximate amount of $1.1 million due June 30, 2009 for the period April 1, 2009 to June 30, 2009.

Second Lien Term Loan

The filing of voluntary petition by the Company for relief under Chapter 11 constituted an event of default under the second lien term loan dated August 20, 2007 between the Company, Laminar and the lenders under second lien term loan (“Second Lien Term Loan”).  Under the terms of the Second Lien Term Loan, Laminar and lenders under the second lien term loan have the right to declare the outstanding obligation of approximately $50 million (plus accrued and unpaid interest) to be due and payable in full.

Mortgage Obligation

The filing of voluntary petition by the Company for relief under Chapter 11 constituted an event of default under a mortgage loan agreement dated May 26, 2009 between the Company and Northwestern Bank (“Loan Agreement”).  Monthly interest only payments are due through November 1, 2009.  As of the filing date, approximately $2.6 million remained outstanding under the Loan Agreement.  Under the terms of the Loan Agreement, upon an event of default Northwestern Bank has the right to increase the interest rate to 7.45% which is an increase of 2.00%.  Northwestern Bank also has the right to declare the entire unpaid principal balance and all accrued interest immediately due.

Equipment Lease

The filing of voluntary petition by the Company for relief under Chapter 11 also constituted an event of default under a master equipment lease agreement dated June 21, 2007 between the Company and Fifth Third Bank (“Master Lease Agreement”).  On June 21, 2007 and December 19, 2007, the Company entered into two separate equipment leases under the Master Lease Agreement covering a total of 13 compressors.  Monthly lease payments for both equipment leases are $45,823 until the expiration of the first lease on January 1, 2013.  Upon expiration of the first lease, the monthly payments are reduced to $8,713 until the expiration of the second lease on June 1, 2014.  The buyout provisions on the first and second lease is estimated to be approximately $1.1 million and $0.3 million, respectively.

 Under the terms of the Master Lease Agreement, upon an event of default Fifth Third Bank has the right to (1) have the Company promptly return all compressors at the Company’s expense, (2) enter the Company’s premises where the compressors are located at take possession, (3) sell, re-lease or otherwise dispose of the compressors without notice to the Company, (4) proceed by court action to enforce performance by the Company and/or (5) by offset, recoupment or other manner of application, apply any security deposit, monies held in deposit or other sums held by the Company against any obligations under the Master Lease Agreement whether or not the Company has pledged, assigned or granted a security interest to Fifth Third Bank in any or all such sums as collateral.

Any remedies that may exist related to the events of default described above are stayed, under section 362 of the Bankruptcy Code.

Item 9.01                Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 14, 2009.

SIGNATURE

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA OIL & GAS CORPORATION

Date: July 14, 2009	By:	/s/ Barbara E. Lawson
By: Barbara E. Lawson Its: Chief Financial Officer